EXHIBIT 10.45

7733 Forsyth Blvd., Suite 800	Phone: 314.854-8000
St. Louis, MO 63105	Fax: 314/854-8001

www.Belden.com
January 27, 2009
Mr. Louis Pace
710 N. Wright
Naperville, IL 60563
Re: Separation Agreement
Dear Louis:
     As discussed, your employment with Belden Inc. as President of Specialty Products Division (the “Company”) and all subsidiaries will terminate effective on the close of business of January 31, 2009 (the “Separation Date”). This letter confirms all of you entitlements arising out of your employment with and separation from the Company pursuant to your Amended and Restated Executive Employment Agreement of December 19, 2008 (“Agreement”). You will receive:

1.	A severance payment equal to one times the sum of your current annual base salary and your 2008 target annual cash incentive award. Your target bonus was computed using your salary at January 1, 2009 ($260,000) X 70% (your bonus percentage) X a financial factor of 1 X a personal performance factor of 1. You will receive this amount in equal monthly payroll installments over a twelve (12) month period commencing on February 1, 2009	$442,000

2.	If payable, a 2008 annual cash incentive award payable in accordance with the terms of our annual cash incentive plan and as determined by the Compensation Committee in February 2009. At its February meeting, the Compensation Committee will consider the adjustments to the financial factor management is proposing and your personal performance factor will be based on your review with John. Because of these open items, we cannot include the amount of any award at this time.	T-B-D

3.	Subject to your continued co-payment of premiums, continued participation for twelve (12) months in the Company’s medical benefits plan which covers you and your eligible dependents upon the same terms and conditions (except for the requirement of you continued employment) in effect for active employees

Mr. Louis Pace
January 27, 2009

of the Company. If you obtain other employment that offers substantially similar or more favorable medical benefits, continuation of such coverage by the Company will end. These health benefits will reduce the period of coverage (and count against your right to healthcare continuation benefits under COBRA) by twelve (12) months.
     You are entitled to your accrued and unpaid salary through the Separation Date as well as accrued and unused vacation in accordance with Company policy (i.e., four weeks which will be included in your February 28, 2009 pay statement). You also are entitled to all accrued, vested and unpaid benefits under all retirement, pension and deferred compensation plans of the Company in which you are participating on the Separation Date (i.e., the Company’s retired savings plan (401-k plan) plus the amount allocated to you in the excess defined benefit plan, which is projected to be at January 31, 2009 $25,000 and which you will receive in February 2010). All such benefits shall be paid in accordance with the terms of the applicable plans and, where applicable, your previous elections. You are not eligible for retirement plan contributions with respect to payments made under sections 1, 2 or 3 above.
     You will have the right to exercise the following SARs for ninety days following your Separation Date:

SARs	Exercise Price
4,000	$30.90
1,967	$47.705
     All other stock options, RSUs, SARs, PSUs and other equity-based and long-term incentive awards (whether or not equity-based) shall lapse, and all such equity awards shall not be exercisable, as of the Separation Date.
     The Company will, to the extent required by applicable law, withhold from your amounts payable above, the amount of any withholding tax due with respect to such amounts.
     We will give you an opportunity to review any announcement (internal or public) regarding your departure from the Company before issuance. You may use any executive recruiter to obtain employment that the Company may use (or has used) provided you comply with your non-competition covenants. You agree to promptly return to the Company all tangible and intangible property of the Company, whether prepared by you or otherwise coming into your possession, and whether written, electronic or in any other format, including, without limitation, all files, records, documents, customer lists, software and equipment (such as personal computers, disks and disk drives, mobile communications devices).

Mr. Louis Pace
January 27, 2009

     Payment of the amounts and benefits set forth above will be contingent on your returning to us by January 31, 2009 the signed General Release of All Claims that accompanies this letter and the revocation period set out in the general release having expired, or, in the case of Company employee plan benefits, such later day as may be provided in accordance with the applicable Company benefit plan in which you are a participant. All amounts hereunder also are conditioned upon your resignation from all offices of the Company and all subsidiaries held by you.
     We ask that you sign this letter below confirming your understanding above. This letter may be executed in one or more counterparts, each of which shall constitute an original for all purposes, and all of which taken together shall constitute one and the same agreement.

BELDEN INC.

/s/ Louis Pace Louis Pace	By: Name: Title:	/s/ Kevin Bloomfield Kevin Bloomfield Vice President, Secretary and General Counsel